EXHIBIT 99.1

Capstone Turbine Reports Q2 Fiscal 2019 Financial Results

Total Revenue Year-Over-Year Increased 12%

Second Consecutive Quarter of Revenue Growth in Product Shipments

Lower Cash Usage Year-Over-Year

Q2 Fiscal 2019 Financial Results Webcast to be Held Today, November 6, 2018, at 1:45 PM PT, 4:45 PM ET

VAN NUYS, Calif., Nov. 06, 2018 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, reports financial results for its fiscal second quarter ended September 30, 2018.

Financial Highlights of Fiscal 2019 Second Quarter:

  Total revenue increased 12% year-over-year
  Product revenue increased 22% year-over-year
  Cash usage decreased 78% compared to prior year’s quarter, excluding the net proceeds from equity transactions and the Carrier royalty settlement
  Previously negotiated perpetual royalty settlement agreement with Carrier paid in full

“We are encouraged that we have once again achieved double-digit year-over-year revenue growth as we continue to execute on our growth strategy and deliver on our strategic objectives. Our aftermarket revenue faced some headwinds as our previously announced California distributor transition disrupted our FPP revenue in the quarter,” stated Darren Jamison, President and Chief Executive Officer of Capstone. “We do, however, expect our service revenue to see a rebound in the third quarter and accelerate in the fourth quarter of fiscal 2019 as our service business normalizes from the California distributor change out and returns to growth,” added Mr. Jamison.

Total revenue for the second quarter of fiscal 2019 increased approximately 12% to $22.2 million from $19.8 million in the same period last year. For the second quarter of fiscal 2019, product revenue increased 22%, to $14.9 million from $12.2 million for the second quarter of fiscal 2018. Capstone’s accessories, parts and service revenue in the second quarter of fiscal 2019 decreased $0.3 million to $7.3 million compared to the prior year quarter primarily due to the inability to recognize revenue on certain service contracts because of the reassignment of those service contracts from Capstone’s legacy California distributor to Cal Microturbine.

Capstone’s Distributor Support System (“DSS program”) revenue for the second quarter of fiscal 2019 was $0.3 million and is included in the above accessories, parts and service revenue. The DSS program is funded by Capstone distributors and was developed to provide improved worldwide distributor training, sales efficiency, website development, company branding and provide funding for increased strategic marketing activities.

Capstone’s results show new gross product orders of approximately $10.8 million during the second quarter of fiscal 2019 generating a 0.7:1 book-to-bill ratio. Capstone received new product orders from 23 different distributors and partners representing 18 countries: the U.S., Canada, Mexico, Brazil, Scotland, Germany, Italy, Austria, Spain, Australia, China, South Korea, Japan, Russia, Kazakhstan, Malaysia, Brunei, and Iraq. Capstone booked $27.0 million in gross product orders for the six-month period ended September 30, 2018, compared to $22.2 million in the preceding six-month period ended September 30, 2017, an increase of 22% period-over-period.

At September 30, 2018, Capstone had cash, cash equivalents and restricted cash of approximately $18.3 million compared to cash, cash equivalents and restricted cash of $19.6 million as of June 30, 2018. During the second quarter of fiscal 2019, Capstone effectively leveraged both its asset-based credit facility with Bridge Bank and its at-the-market equity-offering program to help cover its operations, including the previously negotiated royalty settlement agreement of $3.0 million to Carrier. Capstone reported that its cash usage during the second quarter of fiscal 2019 was $4.3 million lower, which represents a 78% reduction compared to prior year’s second quarter when excluding the net proceeds from equity transactions and the Carrier royalty settlement.

Capstone previously reported that during its second quarter of fiscal 2019, the previously negotiated perpetual royalty settlement agreement with Carrier was paid in full to conclude Capstone’s royalty obligation. The payment of $3.0 million during the second quarter was the last payment obligation under the settlement agreement, and there are no future royalty payments owed to Carrier. The settlement agreement also removed non-compete language, which allows Capstone to design, market or sell its C200 System in conjunction with any energy system and compete with Carrier products in the cooling, heating and power market (“CHP”). By removing the non-compete language, this allows Capstone to enter into strategic relationships with other global chiller manufacturers to improve our competitiveness in the growing CHP market.

Net loss for the second quarter of fiscal 2019 increased to $4.4 million, compared with a net loss of $3.7 million for last year’s second quarter. Net loss per share was $0.07 for the second quarter of fiscal 2019 compared with a net loss of $0.09 per share in the same period last year.  Adjusted EBITDA for the second quarter of fiscal 2019 was negative $3.3 million, or a loss of $0.05 per share, compared to an Adjusted EBITDA of negative $2.3 million, or a loss of $0.05 per share, for the second quarter of fiscal 2018.

“The second quarter had several significant achievements. We are seeing product and total revenue growth return to double-digits because of our efforts to expand into multiple market verticals and geographies, lower cash usage year-over-year and the settlement of the perpetual royalty agreement with Carrier, which will allow us to form new strategic chiller relationships. We strongly believe all of these achievements will positively affect the long-term success of the business,” concluded Mr. Jamison.

Conference Call and Webcast
Capstone will host a live webcast November 6, 2018, at 1:45 PM Pacific Time (4:45 PM Eastern Time) to provide the results of the second quarter fiscal 2019 ended September 30, 2018. Capstone will discuss its financial results and will provide an update on its business activities. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to Capstone’s investor relation’s webpage at www.capstoneturbine.com. A replay of the webcast will be available on the website for 30 days.

About Capstone Turbine Corporation
Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST) is the world's leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped over 9,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A DQS-Certified ISO 9001:2015 and ISO 14001:2015 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the United States, Latin America, Europe, Middle East and Asia.

For more information about the company, please visit www.capstoneturbine.com. Follow Capstone Turbine on Twitter, LinkedIn and YouTube.

Safe Harbor Statement
This press release contains “forward-looking statements,” as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “believes,” “anticipates,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Financial Tables Follow

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	September 30,	March 31,
	2018	2018
Assets
Current Assets:
Cash and cash equivalents	$12,303	$14,408
Restricted cash	6,000	5,000
Accounts receivable, net of allowances of $5,828 at September 30, 2018, and $5,744 at March 31, 2018	16,531	15,968
Inventories, net	15,477	15,633
Prepaid expenses and other current assets	4,967	2,803
Total current assets	55,278	53,812
Property, plant and equipment, net	2,831	2,859
Non-current portion of inventories	1,109	1,041
Intangible assets, net	299	411
Other assets	3,125	250
Total assets	$62,642	$58,373
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$14,055	$13,503
Accrued salaries and wages	1,562	1,588
Accrued warranty reserve	2,242	1,682
Deferred revenue	5,497	6,596
Revolving credit facility	12,496	8,527
Current portion of notes payable and capital lease obligations	39	192
Total current liabilities	35,891	32,088
Deferred revenue - non-current	1,284	—
Long-term portion of notes payable and capital lease obligations	111	130
Other long-term liabilities	390	396
Total liabilities	37,676	32,614
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 515,000,000 shares authorized, 67,817,994 shares issued and 67,607,817 shares outstanding at September 30, 2018; 57,062,598 shares issued and 56,916,646 shares outstanding at March 31, 2018	68	57
Additional paid-in capital	898,108	889,585
Accumulated deficit	(871,479)	(862,225)
Treasury stock, at cost; 210,177 shares at September 30, 2018, and 145,952 shares at March 31, 2018	(1,731)	(1,658)
Total stockholders’ equity	24,966	25,759
Total liabilities and stockholders' equity	$62,642	$58,373

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue:
Product, accessories and parts	$18,627	$16,005	$35,712	$31,496
Service	3,547	3,769	7,651	7,518
Total revenue	22,174	19,774	43,363	39,014
Cost of goods sold:
Product, accessories and parts	16,945	13,549	32,575	27,586
Service	3,192	3,209	6,929	6,173
Total cost of goods sold	20,137	16,758	39,504	33,759
Gross margin	2,037	3,016	3,859	5,255
Operating expenses:
Research and development	891	1,139	1,822	2,288
Selling, general and administrative	5,308	4,796	10,962	9,757
Total operating expenses	6,199	5,935	12,784	12,045
Loss from operations	(4,162)	(2,919)	(8,925)	(6,790)
Other income (expense)	(7)	14	(21)	4
Interest income	—	—	—	9
Interest expense	(186)	(98)	(304)	(319)
Change in warrant valuation	—	(657)	—	(657)
Loss before provision for income taxes	(4,355)	(3,660)	(9,250)	(7,753)
Provision for income taxes	2	7	5	7
Net loss	$(4,357)	$(3,667)	$(9,255)	$(7,760)

Net loss per common share—basic and diluted	$(0.07)	$(0.09)	$(0.15)	$(0.18)
Weighted average shares used to calculate basic and diluted net loss per common share	65,065	42,941	63,422	42,606

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)

	Three months ended		Six months ended
Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	September 30,		September 30,
	2018	2017	2018	2017
Net loss, as reported	$(4,357)	$(3,667)	$(9,255)	$(7,760)
Interest expense	186	98	304	319
Provision for income taxes	2	7	5	7
Depreciation and amortization	281	279	568	583
EBITDA	$(3,888)	$(3,283)	$(8,378)	$(6,851)

Stock-based compensation	224	154	451	307
Restructuring charges	369	219	772	219
Change in warrant valuation	—	657	—	657
Adjusted EBITDA	$(3,295)	$(2,253)	$(7,155)	$(5,668)

To supplement the company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used EBITDA and Adjusted EBITDA, non-GAAP measures. These non-GAAP measures are among the indicators management uses as a basis for evaluating the company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the company’s economic performance year-over-year. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

EBITDA is defined as net income before interest, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before stock-based compensation expense, restructuring charges and the change in warrant valuation. Restructuring charges includes facility consolidation costs and costs related to the company’s cost reduction initiatives.

EBITDA and Adjusted EBITDA are not measures of the company’s liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of its liquidity.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Management compensates for these limitations by relying primarily on the company’s GAAP results and by using EBITDA and Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

CONTACT:	Capstone Turbine Corporation Investor and investment media inquiries: 818-407-3628 ir@capstoneturbine.com Integra Investor Relations Shawn M. Severson 415-226-7747 cpst@integra-ir.com